Exhibit (a)(5)(B)



         This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below). The Offer (as defined below) is made solely by the Offer to Purchase (as defined below) and the related Letter of Transmittal, and any amendments or supplements thereto, and is being made to all holders of Shares. The Offer, however, is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares residing in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. However, the Purchaser (as defined below) may, in its discretion, take such action as it may deem necessary to make the Offer in any jurisdiction and to extend the Offer to holders of Shares in such jurisdiction. In those jurisdictions where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by Giuliani Capital Advisors LLC or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

                      Notice of Offer to Purchase for Cash
                    All Outstanding Shares of Common Stock of
                                Pure World, Inc.
                                       at
                               $4.30 Net Per Share
                                       by
                            Naturex Acquisition Corp.
                          a wholly-owned subsidiary of

                                  Naturex S.A.

         Naturex Acquisition Corp., a Delaware corporation (the "Purchaser") and a wholly-owned subsidiary of Naturex S.A., a societe anonyme organized under the laws of the French Republic ("Parent"), is offering to purchase all of the outstanding shares of common stock, par value $.01 per share (the "Shares"), of Pure World, Inc., a Delaware corporation (the "Company"), at a purchase price of $4.30 per Share, net to the seller in cash (the "Offer Price"), upon the terms and subject to the conditions set forth in the Offer to Purchase, dated June 17, 2005 (the "Offer to Purchase"), and in the related Letter of Transmittal (the "Letter of Transmittal") (which, together with any amendments or supplements thereto, collectively constitute the "Offer"). Tendering stockholders who have Shares registered in their names and who tender directly to American Stock Transfer & Trust Company (the "Depositary") will not be charged brokerage fees or commissions or, subject to Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares pursuant to the Offer. Stockholders who hold their Shares through a broker or bank should consult such institution as to whether it charges any such fees or commissions. Parent or the Purchaser will pay all charges and expenses of Giuliani Capital Advisors LLC, which is acting as the dealer manager for the Offer (the "Dealer Manager"), the Depositary and Georgeson Shareholder Communications, Inc., which is acting as information agent for the Offer (the "Information Agent"), incurred in connection with the Offer.

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         THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK
CITY TIME, ON JULY 15, 2005, UNLESS THE OFFER IS EXTENDED.
--------------------------------------------------------------------------------


         THE OFFER IS CONDITIONED UPON THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER A NUMBER OF SHARES WHICH, TOGETHER WITH SHARES BENEFICIALLY OWNED BY PARENT, THE PURCHASER AND THEIR DIRECT AND INDIRECT SUBSIDIARIES, REPRESENTS AT LEAST A MAJORITY OF THE TOTAL ISSUED AND OUTSTANDING SHARES ON A FULLY DILUTED BASIS, INCLUDING ALL SHARES THAT MAY BE ISSUED BY THE COMPANY PURSUANT TO THE EXERCISE, CONVERSION OR EXCHANGE OF OPTIONS, WARRANTS, CONVERTIBLE OR EXCHANGEABLE SECURITIES AND SIMILAR RIGHTS TO ACQUIRE SHARES OUTSTANDING ON THE EXPIRATION DATE (THE "MINIMUM CONDITION"). THE OFFER IS ALSO SUBJECT TO OTHER CONDITIONS DESCRIBED IN
SECTION 15 OF THE OFFER TO PURCHASE. THE OFFER IS NOT CONTINGENT ON ANY FINANCING CONDITIONS.

         The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of June 6, 2005 (the "Merger Agreement"), among Parent, the Purchaser and the Company. The Merger Agreement provides, among other things, that, after the consummation of the Offer and subject to certain conditions, the Purchaser will be merged with and into the Company (the "Merger") with the Company continuing as the surviving corporation (the "Surviving Corporation"), wholly-owned by Parent. At the effective time of the Merger (the "Effective Time"), each Share issued and outstanding immediately prior to the Effective Time (other than Shares held by the Company as treasury stock or owned by the Purchaser, Parent or any direct or indirect subsidiary of Parent or the Purchaser, all of which will be cancelled and shall cease to exist, and other than Shares that are held by stockholders, if any, who properly exercise their dissenters' rights under the Delaware General Corporation Law (the "DGCL")), will be converted into the right to receive $4.30, net to the seller in cash, as set forth in the Merger Agreement and described in the Offer to Purchase.

         In connection with the Merger Agreement, Parent and the Purchaser have entered into a Stockholder Agreement, dated as of June 6 , 2005 (the "Stockholder Agreement"), with Mr. Paul O. Koether, the Chairman of the Board and a principal stockholder of the Company, and certain other stockholders of the Company affiliated with Mr. Koether (collectively, the "Koether Stockholders"). Pursuant to the Stockholder Agreement, the Koether Stockholders have agreed to tender their Shares pursuant to the Offer. The Shares subject to the Stockholder Agreement represent approximately 37.4% of the Shares that, as of June 6, 2005, were issued and outstanding on a fully diluted basis.

         THE BOARD OF DIRECTORS OF THE COMPANY, WITH MR. KOETHER ABSTAINING, UNANIMOUSLY (I) DETERMINED THAT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY AND ITS STOCKHOLDERS, (II) DULY AUTHORIZED AND APPROVED THE MERGER AGREEMENT AND THE MERGER AND THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, AND (III) RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES TO THE PURCHASER PURSUANT TO THE OFFER AND, IF REQUIRED, APPROVE AND ADOPT THE MERGER AGREEMENT.

         Adams Harkness, Inc. ("Adams Harkness"), the Company's financial advisor, has delivered to the Board of Directors of the Company its written opinion, dated June 3, 2005, that, as of that date and based upon and subject to the assumptions and limitations stated in the opinion, the consideration to be received by the holders of Shares pursuant to the Offer and the Merger is fair, from a financial point of view, to such stockholders. A copy of the written opinion of Adams Harkness is contained in the Company's Solicitation/Recommendation Statement on Schedule 14D-9 filed with the Securities and Exchange Commission in connection with the Offer, a copy of which is being furnished to the Company's stockholders concurrently with the Offer to Purchase.

         For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not properly withdrawn, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the Offer Price for such Shares with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from the Purchaser and transmitting such payments to validly tendering stockholders whose Shares have been accepted for payment. Payment for any Shares validly tendered in the Offer and accepted for payment will be made only after timely receipt by the Depositary of (i) certificates evidencing such Shares or a Book-Entry Confirmation (as defined in the Offer to Purchase) of a timely book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility (as defined in the Offer to Purchase) pursuant to the procedures set forth in the Offer to Purchase, (ii) the Letter of Transmittal (or a manually-signed facsimile thereof) properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message (as defined in the Offer to Purchase) in lieu of a Letter of Transmittal and (iii) any other documents required by the Letter of Transmittal. Under no circumstances will interest be paid on the Offer Price for Shares tendered in the Offer, regardless of any extension of the Offer or any delay in making such payment.

         The term "Expiration Date" means 12:00 Midnight, New York City time, on July 15, 2005, unless the Purchaser, in accordance with the Merger Agreement, extends the Offer, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Purchaser (other than any extension with respect to any subsequent offering period described below), expires. Under the terms of the Merger Agreement, the Purchaser may, without the consent of the Company, extend the Offer, (i) for one or more periods of not more than 15 business days each beyond the initial Expiration Date if, at any scheduled expiration of the Offer, any of the conditions to the Offer are not satisfied or waived, or (ii) for any period required by any rule, regulation or interpretation of the Securities and Exchange Commission or its staff that is applicable to the Offer (provided that the Purchaser shall keep the Company reasonably informed of the Purchaser's or Parent's contact with the SEC or the staff thereof with respect to the Offer). In addition, at the Company's request, the Purchaser will extend the Offer after the initial Expiration Date for one or more periods not to exceed an aggregate of 20 business days if any of the conditions to the Offer have not been satisfied at the initial Expiration Date.

         In the Merger Agreement, the Purchaser has agreed that, without the consent of the Company, it will not make any change to the Offer that (i) decreases the Offer Price or changes the form of consideration payable in the Offer, (ii) reduces the number of Shares subject to the Offer, (iii) imposes additional conditions to the Offer, or (iv) changes the Offer in a manner adverse to the holders of the Shares.

         The Merger Agreement also provides that if the Purchaser accepts Shares in the Offer, and if the number of Shares that have been validly tendered and not withdrawn, together with the Shares beneficially owned by Parent, the Purchaser and their direct and indirect subsidiaries, is less than 90% of the Shares then issued and outstanding on a fully diluted basis, the Purchaser may elect, without the consent of the Company, to provide a subsequent offering period in accordance with Rule 14d-11 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), of not more than 20 business days beyond the latest Expiration Date during which stockholders may tender, but not withdraw, their Shares and receive the Offer Price.

         Any extension of the period during which the Offer is open, including any election to conduct a subsequent offering period, will be followed promptly by public announcement thereof, not later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

         Except as otherwise provided in the Offer to Purchase, tenders of Shares made pursuant to the Offer are irrevocable, except that Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by the Purchaser pursuant to the Offer, may also be withdrawn at any time after August 16, 2005. For a withdrawal of tendered Shares to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of the Offer to Purchase. Any such notice of withdrawal must specify the name and address of the person who tendered Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder if different from the name of the person who tendered such Shares. If certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered for the account of an Eligible Institution (as defined in the Offer to Purchase), the signature on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in the Offer to Purchase). If Shares have been tendered pursuant to the procedures for book-entry transfer as described in the Offer to Purchase, the notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares. All questions as to the form and validity (including time of receipt) of a notice of withdrawal will be determined by the Purchaser, in its sole discretion, and its determination shall be final and binding on all parties. If the Purchaser elects to provide a subsequent offering period, Shares tendered in such subsequent offering period may not be withdrawn.

         The sale or exchange of Shares pursuant to the Offer or the Merger will be a taxable transaction for United States federal income tax purposes and possibly for state, local and foreign tax purposes as well. Stockholders should consult with their tax advisors as to the particular tax consequences of the Offer and the Merger to them.

         The information required to be disclosed by paragraph (d)(1) of Rule14d-6 of the General Rules and Regulations under the Exchange Act is contained in the Offer to Purchase and is incorporated herein by reference.

         In connection with the Offer, the Company has provided the Purchaser with its list of stockholders and security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase, the Letter of Transmittal and other related tender offer materials are being mailed to record holders of Shares whose names appear on the Company's stockholder list and will also be mailed to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholders list or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

         THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ IN THEIR ENTIRETY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

         Any questions or requests for assistance may be directed to the Information Agent or the Dealer Manager as set forth below. Requests for copies of the Offer to Purchase, the Letter of Transmittal and other related tender offer materials may be directed to the Information Agent as set forth below, and copies will be furnished promptly at the Purchaser's expense. No fees or commissions will be payable to brokers, dealers or other persons (other than the Dealer Manager, the Depositary and the Information Agent) for soliciting tenders of Shares pursuant to the Offer.

                     The Information Agent for the Offer is:
                Georgeson Shareholder Communications, Inc. [LOGO]
                           17 State Street, 10th Floor
                               New York, NY 10004
                        Banks and Brokers: (212) 440-9800
                    All Others Call Toll Free: (866) 357-4028

                      The Dealer Manager for the Offer is:
                      Giuliani Capital Advisors LLC [LOGO]
                                 5 Times Square
                            New York, New York 10036



June17, 2005